EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
Feb. 16, 2018
Media contact: Natalie Hedde, (812) 491-5105 or nhedde@vectren.com

Federal tax reduction to benefit Vectren customers this year

Indianapolis, Ind.– As a result of the newly enacted federal tax legislation, natural gas customers of Vectren Energy Delivery (Vectren) will see lower bills beginning this year.The Tax Cuts and Jobs Act, which decreased the corporate tax rate from 35 percent to 21 percent, was signed into law on Dec. 22,2017 and became effective on Jan. 1, 2018. Today, the Indiana Utility Regulatory Commission (IURC) issued an order providing guidance on a process on how utilities can reflect in their rates and charges the effects of the recent reduction in federal tax rates. This guidance aligns with Vectren’s intention to request IURC authority to adjust rates and charges to begin providing the benefits of those tax reductions in the near term. If Vectren’s request is approved, the result will be lower energy bills for customers.
Initial estimates suggest that for Vectren natural gas customers the Federal tax reduction will reduce bills by $20 to $35 per year.
“Customers’ bills include the cost of income taxes and it only makes sense customers should directly benefit from this reduced cost resulting from the new, lower tax rate,” said Mike Roeder, president of Vectren Energy Delivery of Indiana - North. “We continue to work with our regulatory agencies to ensure that the impact of lower Federal taxes is passed on as quickly as possible."
Revised rates reflecting the lower tax rate will require the approval of the IURC.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.